Exhibit 99.2

Dexcom Enters Next Era of Continued Innovation with Jake Leach as President and Chief Executive Officer

•Mr. Leach begins his inaugural year as CEO with speaking engagements at CES 2026 and the 44th annual J.P. Morgan Healthcare Conference
•A completely reimagined Stelo app experience will launch this year, further advancing personalized health technology for consumers interested in metabolic health
•With continued investments across its portfolio, including the pharmacy launch of Dexcom G7 15 Day and AI-driven enhanced features, Dexcom is poised to transform even more lives through its glucose biosensing technology in 2026

SAN DIEGO - (BUSINESS WIRE-January 7, 2026) - DexCom, Inc. (Nasdaq:DXCM), the global leader in glucose biosensing, is ushering in the next era of transformative, customer-driven innovation under the leadership of President and CEO Jake Leach, who assumed his expanded responsibilities on Jan. 1.

“I’ve had the honor of playing a role in shaping Dexcom’s industry-defining innovation since joining the company more than 20 years ago. From building the technology as an engineer in my early days, to advancing global scale to meet our long-term growth demand as COO, it’s an honor to step into the role of CEO during such a pivotal moment for the business—and a growing global metabolic health crisis,” said Jake Leach. “I look forward to further advancing Dexcom’s long legacy of empowering people to take control of health.”

Mr. Leach’s tenure commences with prominent appearances that underscore Dexcom’s leadership in biosensing innovation. His first public engagement as CEO will occur at CES 2026 on Jan. 7, where he will join a mainstage panel alongside leaders from Dexcom partners ŌURA and Rimidi examining the revolutionary impact of continuous health monitoring for users, clinicians and the healthcare system at large.

Subsequently, Mr. Leach will deliver the opening presentation at the 44th Annual J.P. Morgan Healthcare Conference on Jan. 12 at 7:30 A.M. PT, where he will present his vision for Dexcom and outline key milestones to expect in 2026.

During these upcoming events, Mr. Leach will share the transformational updates taking place across Dexcom’s product portfolio while the company maintains a steady commitment to users with diabetes and beyond, including:

•A completely reimagined app experience for Stelo: With significant investments in AI-enabled features to personalize insights and the user experience, including more robust capabilities around food logging like macronutrient information, Dexcom is revamping the Stelo app to continue making accurate glucose health information more consumer-friendly.
•Increased product availability to better serve the diabetes community: Following the initial launch of the Dexcom G7 15 Day CGM System to durable medical equipment (DME) providers, the longest lasting CGM system*,†,1  with 15.5 days of wear* began shipping to pharmacies in early January 2026.
•Expanded coverage for glucose biosensing technology for people with diabetes: Dexcom added coverage for several million people globally over the past 2 years1 and remains committed to achieving even greater coverage to increase access to glucose biosensors for anyone with diabetes.
•More personalized user experiences: 2026 will be another year of category-leading innovation from Dexcom, coming off the many product updates introduced in 2025, including the Dexcom G7 integration with Insulet’s Omnipod® 5 app on iOS systems in the US, the Stelo integration with Oura Ring, the Dexcom G7 integration with NovoPen® 6 and NovoPen Echo® Plus, AI-powered Smart Food Logging and more.

Always On: How Continuous Health Data is Transforming Care at CES 2026 on Jan. 7 at 10 A.M. PT is open to all registered CES attendees and will also be live-streamed. Dexcom’s J.P. Morgan presentation will be available at investors.dexcom.com on Monday, Jan. 12.

Mr. Leach assumes the role of CEO from Kevin Sayer, who spent the last decade guiding Dexcom through unprecedented growth. Under Mr. Sayer’s leadership, Dexcom grew from approximately $250 million to more than $4.6 billion in annual revenue and pioneered the CGM category with a long list of industry firsts, including the first approval to replace fingersticks in treatment decisions, the first approval to send glucose data directly to smartphones and the first CGM cleared for use in the US without a prescription, among other accomplishments.

About Dexcom
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit www.dexcom.com.

Category: IR

*A study was conducted to assess the sensor life where 73.9% of sensors lasted the full 15 days. In other words, when using the product per the package labeling, approximately 26% of sensors may not last for the full 15 days. †Excludes implantable CGM systems.

1 Dexcom, Data on File, 2025

Media Contact
James McIntosh
mediarelations@dexcom.com
959-716-6698

Investor Contact
Sean Christensen
sean.christensen@dexcom.com